Portions of this exhibit, for which confidential treatment has been granted,
have been omitted. Omitted portions are marked by brackets [   ].


                                                                   Exhibit 10.22



                                   AGREEMENT

     This agreement ("Agreement") is entered into as of the 20th day of March 1996, by and between DCR Communications, Inc., a Delaware corporation having its principal place of business at 2550 M Street, N.W., Washington, D.C. 20037 ("DCR"), and LCC, L.L.C., a Delaware limited liability company having its principal place of business at 2300 Clarendon Blvd., Suite 800, Arlington, Virginia 22201 ("LCC").

     WHEREAS, DCR is actively bidding on C-block licenses in the Federal Communication Commission's ("FCC's") auction of licenses to construct and operate systems to offer personal communications services in various BTAs throughout the United States ("Licenses"); and

     WHEREAS, DCR, through one or more Affiliates, intends to acquire Licenses covering BTAs having an aggregate population of 30 Million or more people and, if successful, intends to construct facilities and deploy personal communications systems in those BTA's ("DCR Systems"); and

     WHEREAS, through one or more Affiliates, intends to offer network deployment, management and operations services ("Network Services") to other entities that intend to implement wireless and/or personal communications systems (with those systems for which DCR is engaged to perform services referred to herein as "Third Party Systems"); and

     WHEREAS, concurrent with the execution of this Agreement, the parties have entered into a Convertible Loan and Subscription Agreement, dated as of March 20, 1996 (the "L&S Agreement") whereby LCC has agreed to: (i) extend to DCR an initial convertible loan in the principal amount of $3,500,000.00, and (ii) subject to the satisfaction of certain conditions, a second convertible loan in the principal amount of $3,000,000.00, all in consideration of DCR's commitment to purchase from LCC, over a period of five (5) years, not less than $65,000,000.00 worth of radio frequency engineering and program management services;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, LCC and DCR, intending to be legally bound, agree as follows:

     1.          RF Engineering Services; Engagement.

     (a) DCR hereby agrees that LCC shall be engaged, during the five (5) year period commencing on the date hereof, to perform not less than the greater of:
(i) seventy-five percent (75%) of all radio frequency engineering work and/or services (including, without limitation, services provided by DCR's employees) of the type generally offered by LCC ("RF Engineering Services"), to be performed in connection with the design, implementation and/or optimization of the DCR Systems and all Third Party Systems, or (ii) RF Engineering Services to be performed in connection with the foregoing and resulting in the payment to LCC (directly by DCR or through DCR's Vendors, as defined in Section 7(h) hereof) of not less than Twenty Million Dollars ($20,000,000.00) in hourly engineering service fees ("Engineering Fees") (the "Minimum RF Amount"). For the purposes of this Agreement, the Engineering Fees shall include only hourly engineering service fees (e.g., labor charges) and shall exclude any amounts paid for expense reimbursements, drive testing, per diems (in accordance with US government standards) and similar expenses.

     (b) Prior to commencement of any RF Engineering Services in any given market, the parties shall use reasonable commercial efforts to develop and agree upon a mutually acceptable statement of work which describes the particular project in terms of the work to be performed, a schedule of project milestones and the expected budget for the work. Unless otherwise agreed in writing between the parties in connection with the execution of the statement of work covering each project so engaged, the RF Engineering Services shall be provided in accordance with the terms and conditions set forth in Exhibit A attached hereto.

     2. RF Engineering Services; Exclusivity. DCR hereby agrees to use LCC as the exclusive independent third party provider of all radio frequency engineering work and/or services to be performed in connection with the design, implementation and/or optimization of the DCR Systems and all Third Party Systems. As soon as practicable after the date of this Agreement, and on a rolling basis every six (6) months thereafter, the parties agree to meet to develop and agree upon a twelve (12) month projected staffing plan setting for DCR's manpower requirements for the provision of RF Engineering Services (the "Staffing Plan"). In the event that LCC is unable to provide any one or more engineers within five days after the engineer was projected to be available under the then current staffing plan, then DCR shall have the right, notwithstanding the provisions of this Section 2 to procure alternative resources.

     3.          Program Management Services.

     (a) DCR hereby agrees to engage LCC, during the five (5) year period commencing on the date hereof, to perform program management services (including, without limitation, site acquisition and construction management services, but exclusive of RF Engineering Services), in connection with the design, implementation and/or optimization of the DCR Systems or Third Party Systems resulting in the payment to LCC (directly by DCR or through DCR's Vendors) of not less than Forty Five Million Dollars ($45,000,000.00) in program management service fees ("PM Fees") (the "Minimum PM Amount"). For the purposes of this Agreement: (A) PM Services shall not include the installation of base station equipment (e.g., BTS, BSC and MSC) and/or any other services that the parties agree, by mutual prior written agreement, will not be included in PM Services, and (B) PM Fees shall include only hourly program management service fees (e.g., labor charges) and shall exclude all construction costs, contracted labor and materials, expense reimbursements (e.g., warehousing, local office space, etc.), per diems (in accordance with US government standards), RF Fees and similar expenses. The parties acknowledge the following: (i) out-of-pocket expenses that are administered and paid by LCC (e.g., travel expenses, per diems, etc.) will be billed to DCR on a cost plus 3% basis, (ii) the costs associated with LCC's retaining its contractual affiliates (e.g., site acquisition firms, construction management consultants, etc.) will be included in LCC's base rates, and (iii) reimbursable expenses incurred in connection with LCC's retention of additional third party services (e.g., title companies, general contractors, specialty inspectors, surveyors, and the purchase of construction materials, etc.) will be contracted on behalf of, and generally billed to, DCR without mark-up.

     (b) Prior to commencement of any PM Services in any given market, the parties shall use reasonable commercial efforts to develop and agree upon a mutually acceptable statement of work which describes the particular project in terms of the work to be performed, a schedule of project milestones and the expected budget for the work. Unless otherwise agreed in writing between the parties in connection with the execution of the statement of work covering each project so engaged, the PM Services shall be provided in accordance with the terms and conditions set forth in Exhibit A attached hereto.

     4. LCC Products. DCR hereby agrees that LCC, during the five (5) year period commencing on the date hereof, LCC shall be the exclusive provider of: (a) network propagation modeling software, and (b) field test measurement equipment, each of the type offered by LCC (collectively, "LCC Products"), used in connection with the design, implementation, optimization and operation of the DCR Systems, whether contracted directly by DCR or through one or more Vendors. DCR also agrees to use LCC as the "preferred provider" of all such tools required by any entity that engages DCR to provide Network Services. The LCC Products shall be provided subject to LCC's standard terms and conditions of sale and/or license for the software and/or equipment ordered. Concurrent with the execution of this Agreement, the parties shall enter into a Software License Agreement, whereby LCC will grant to DCR, under LCC's standard software license terms, a license to use LCC's proprietary CellCAD II(R) network propagation modeling software, for an initial term of five (5) years, in consideration of DCR's payment to LCC of a one-time software license fee in the
amount of [                                                         ] (the
"Software Agreement").

     5. Pricing. LCC hereby agrees that the prices charged to DCR for RF Engineering Services, PM Services (excluding third party charges), and LCC Products shall be no less favorable than the most favorable prices charged by LCC to any other LCC customer.

     6.          Certain Contingencies.

     (a) The parties acknowledge that, concurrent with the execution of this Agreement, LCC has executed and delivered the L&S Agreement to DCR, pursuant to which LCC has agreed to: (i) extend an initial loan to DCR in the
principal amount of [             ], convertible into shares of DCR Series B
Common Stock, [          ] of which will be used by DCR for the sole purpose of
paying LCC the up-front license fee due under the Software Agreement, and the remainder of which will be used for working capital requirements and/or DCR's payment of FCC deposit(s) (the "Initial Loan"), and (ii) subject to the satisfaction of certain conditions, extend an additional loan to DCR in the
principal amount of [            ], also convertible into shares of DCR Series B
Common Stock (the "Second Loan").  In the event that LCC does not fully fund the Second Loan under one or more of the contingencies set forth in Section
1.3.1 of the L&S Agreement, DCR shall have the option to:  (A) cause the
Minimum RF Amount to be reduced to [                                    ], and
(B) cause the Minimum PM Amount to be reduced to [
                ]. Such option shall be exercised by providing written notice to LCC at anytime within thirty (30) days after LCC provides notice to DCR of its intention not to proceed with the Second Loan.

     (b)         In the event that DCR does not satisfy the conditions set
forth in Section 1.3.1 of the L&S Agreement (e.g., fails to be the high bidder on licenses covering 25 Million POPS), and LCC desires to proceed with funding the Second Loan despite DCR's inability to satisfy such contingency, then (in recognition of the fact that DCR may not have obtained sufficient POPs to be able to use the entire Minimum RF Amount and Minimum PM Amount required under this Agreement in the event that LCC fully funds the Second Loan) LCC's obligation to fund the Second Loan and DCR's obligation to purchase the debenture issued in connection with the Second Loan, notwithstanding any provision to the contrary in this Agreement or the L&S Agreement, shall be contingent upon: (A) the parties having negotiated and reached agreement, in writing, with respect to adjusting the Minimum RF Amount and the Minimum PM
Amount (for amounts above the [         ] and [          ] commitments set forth
above with respect to the Initial Loan, which shall not be subject to negotiation) to more accurately anticipate DCR's requirements but maintaining, to the extent possible, the same ratio with respect to LCC's equity investment and the minimum commitments made hereunder.

     7.          Miscellaneous.

     (a) The term of this Agreement shall commence on the date hereof, and shall continue in effect for a period of five (5) years, and thereafter shall automatically renew for additional and successive terms of one (1) year unless either party provides the other party with written notice of its intention not to renew this Agreement at least ninety (90) days prior to the expiration of the then-current term.

     (b) For the purposes of this Agreement, the term "DCR" and "LCC" shall include any affiliate of such party, where the term "affiliate" means:
(i) any entity that controls, is controlled by, or is under common control with a party, directly or indirectly, where "control" means the power, right or authority, by equity ownership, contract or otherwise, to direct the management and policies, or elect a majority of the board of directors (or similar governing body) of an entity, and (ii) any entity that controls or is controlled by any entity qualifying as an Affiliate under 7(b)(i) above. With respect to DCR, the term Affiliate shall include, without limitation, DCR Network Service Company, L.L.C.; DCR / NSC Investments, Inc.; DCR PCS, Inc.; DCR LV, Inc.; DCR Nevada, Inc.; and DCR Pacific PCS Limited Partnership.

     (c) The parties agree that the dollar volumes of products and services set forth in Sections 1(a) and 3(a) of this Agreement shall be purchased by DCR over the relevant five (5) year period at a cumulative rate of: (i) not less than 15% of the total by the end of the first year, (ii) not less than 40% by the end of the second year, (iii) not less than 75% by the end of the third year, (iv) not less than 100% by the end of the fifth year.

     (d)         The parties hereby agree that DCR shall have the option to
apply:  (i) up to [                                                      ]
of either: (A) the Minimum RF Amount to the Minimum PM Amount, or (B) the Minimum PM Amount to the Minimum RF Amount, and (ii) an additional [
                                             ] of the Minimum PM Amount to the
Minimum RF Amount. Notwithstanding the foregoing, in the event of any reduction of the Minimum PM Amount or Minimum RF Amount under Section 6 hereof, the provisions of Subsection (d)(ii) above shall no longer be effective and the amount that can be re-allocated under Subsection (d)(i) above shall be reduced
to [                                    ].

     (e) During the term of this Agreement and for a period of one (1) year thereafter, the parties covenant and agree that neither party (including their Affiliates) nor any of their respective directors, officers, agents, subsidiaries, successors or assigns shall, directly, indirectly or in concert with any other person, solicit the services or employment of, or employ, any employee of the other party without the other party's express prior written consent in each instance.

     (f) Each party hereby represents and warrants to the other party that: (i) this Agreement has been duly authorized, executed and delivered by such party and constitutes a valid and binding obligation of such party, and
(ii) the execution and delivery of this Agreement by such party and the consummation of the transactions herein contemplated will not violate or conflict with or constitute a default or breach under any of the terms or provisions of any contract, agreement, lease, mortgage or their agreement to which such party is bound including, without limitation, such party's organizational and/or constituent documents.

     (g) This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. Notwithstanding the foregoing, no rights, obligations or liabilities of either party hereunder may be assigned or transferred by such party without the express prior written consent of the other party, except that LCC may assign this Agreement to: (i) any successor entity organized in connection with an initial public offering of LCC's securities, or (ii) any entity in connection with a merger, consolidation, reorganization or other business combination, or (iii) any entity acquiring all or substantially all of LCC's assets or capital stock.
DCR may assign or transfer this Agreement, without LCC's consent, to any successor entity organized in connection with an initial public offering of DCR's securities provided that, (A) the transfer of DCR's business is conducted in compliance with all applicable laws, rules and regulations of the Federal Communications Commission, and (B) such successor entity maintains direct or indirect control over all FCC licenses and all assets relating to the operation of such licenses awarded to DCR in the C-block auctions ("Successor Entity"). In the event that DCR transfers all or any portion of such licenses and/or assets to any person or entity, DCR agrees that the rights and obligations undertaken by DCR pursuant to this Agreement with respect to the portion of the licenses and/or assets being transferred shall be transferred to and binding upon each such person or entity.

     (h) The parties acknowledge and agree that DCR has or may enter into one or more agreements with Ericsson, Inc. ("Ericsson") and/or Northern Telecom, Inc. ("Northern Telecom") (collectively referred to as "Vendors") with respect to the Vendor's selling to, and financing the purchase by, DCR of network infrastructure equipment and related services. DCR's commitments hereunder with respect to the Minimum RF Amount and the Minimum PM Amount may be satisfied by the Vendor's engagement of LCC, under the terms set forth in Exhibit A hereto, as a subcontractor to provide RF Engineering Services and PM Services with respect to the design, implementation and optimization of the DCR Systems.

     (i) This Agreement: (i) constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior oral or written negotiations between the parties hereto, and (ii) may be amended or supplemented at any time by mutual written agreement of the parties, but neither this Agreement nor any term hereof may be amended, modified, released, discharged, abandoned or changed in any manner except by an instrument in writing which refers to this Agreement and which is executed by each of the parties.

     (j) The parties hereby agree to execute and deliver all documents and instruments and to take or cause to be taken such other actions that are reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

     (k) In the event either party hereto (the "Receiving Party") obtains from the other party hereto (the "Disclosing Party") any information in whatever form which is confidential or proprietary ("Proprietary Information") the Receiving Party: (i) shall treat all such Proprietary Information as confidential; (ii) shall use such Proprietary Information only for the purposes contemplated in this Agreement; (iii) shall protect such Proprietary Information, whether in storage or in use, with the same degree of care as the Receiving Party uses to protect its own proprietary information against public disclosure, but in no case with less than reasonable care; and (iv) shall not disclose such Proprietary Information to any third party except to such employees or subcontractors of the Receiving Party who need to know such Proprietary Information for the purpose of performing the Services and who have been informed of the confidential nature of such Proprietary Information. The provisions of this Section (k) shall not apply to any Proprietary Information which: (i) was in the public domain on the date hereof or comes into the public domain other than through the fault or negligence of the Receiving Party; (ii) was lawfully obtained by the Receiving Party from a third party without breach of this Agreement and otherwise not in violation of the Disclosing Party's rights; (iii) was known to the Receiving Party at the time of disclosure as shown by the Receiving Party's records in existence at the time of disclosure; (iv) was independently developed by the Receiving Party without making use of any Proprietary Information of the Disclosing Party; or
(v) is required to be disclosed pursuant to the order of any court or governmental agency, provided that the Receiving Party cooperates with the Disclosing Party in its reasonable efforts to object to the disclosure of such Proprietary Information. The nondisclosure provisions set forth herein shall survive the termination of this Agreement and shall remain in effect for a period of no less than five (5) years from the date such Proprietary Information is received by the Receiving Party. Except as may be required by law, neither party shall make any future public disclosure of the details of this Agreement without the written consent of the other party. Notwithstanding the foregoing, information respecting this Agreement may be disclosed as required in connection with regulatory filings or by applicable law or in connection with due diligence investigations by investors or lenders of LCC or DCR on a need-to-know basis. Nothing in this Agreement nor any disclosure of information by either party to the other party hereunder shall be deemed, either expressly or by implication, to convey any right or license to the respective recipient of such information. Notwithstanding the provisions of this Section (k), and in lieu of reducing to writing or identifying in writing material to be held confidential pursuant to this Section within thirty (30) days after disclosure thereof, either party may provide to the other party on a monthly basis a blanket notice identifying categories of confidential disclosures made or to be made to employees, agents, consultants or other persons or groups of persons representing or employed by said other party, which notice shall satisfy the requirements of identifying disclosures to be so held confidential. The parties acknowledge that either party's breach of this Section (k) would cause the other party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching party shall be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

     (l) All notices given by either party hereunder must be given in writing and delivered by certified mail (return receipt requested), overnight courier, or facsimile with confirmation, addressed to the Chief Executive Officer of such party at the addresses first appearing above.

     (m) This Agreement may be executed: (i) in any number of counterparts, all of which together shall constitute one instrument, and (ii) via facsimile with original signatures to follow via overnight courier.

     IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused their duly authorized representatives to execute and deliver this Agreement as of the date first written above.


LCC, L.L.C.




By: /s/ PIYUSH SODHA
   ----------------------------------------
    Piyush Sodha
    President & CEO




DCR COMMUNICATIONS, INC.



By: /s/ JANIS A. RIKER
   ----------------------------------------
    Janis Riker
    President

                                                                       EXHIBIT A

                         STANDARD TERMS AND CONDITIONS

     These terms and conditions shall govern LCC, L.L.C.'s ("LCC's") provision of any and all engineering, program management and related services to DCR Communications ("DCR") during the term of that certain Agreement by and between LCC and DCR, dated as of March __, 1996 (the "March Agreement"), as each engagement may be more fully described in a statement of work issued pursuant to said agreement (the "Services").

     1. Schedule. LCC shall complete the Services in substantial accordance with the time schedule(s) mutually agreed to, from time to time, by the parties. LCC shall not have any liability whatsoever for delay in performance resulting from: (a) the failure to deliver any required materials or information (including, without limitation, design criteria, system requirements, site configuration requirements, or similar information) to LCC in a timely manner, or (b) the failure on the part of any third party contractor, vendor or agent retained by DCR to complete its responsibilities within the applicable time schedules, or (c) delays beyond LCC's reasonable control.

     2. Fees & Expenses. DCR agrees to pay LCC for the provision of Services in accordance with: (a) the schedule of service fees and charges agreed to between the parties with respect to the particular project, or (b) if the service fees and charges are not defined with respect to the project or services: then (i) with respect to radio frequency engineering services, at LCC's then-current standard hourly rates for the services provided less 25%, and (ii) with respect to program management services, at LCC's then-current standard hourly rates for the services provided less 15%. DCR agrees to reimburse LCC for 103% of all out-of-pocket expenses and materials costs incurred by LCC in the performance of the Services including, without limitation, shipping, copying, travel, meals, lodging, temporary living and per diem expenses (at U.S. government rates), construction costs, costs of third party contractors and specialists, and related expenses including any amounts paid by LCC to its employees as reimbursement for income tax equalization expenses.

     3. Payment Terms. Unless otherwise agreed in writing between the parties, all payments of fees and reimbursements of expenses and materials costs by DCR shall be made within thirty (30) days after the receipt of LCC's invoice. All past due payments shall bear interest until paid in full at the rate of one and one half percent (1.5%) per month or the highest rate allowed by applicable law, whichever is lower. All service fees and other payments to LCC hereunder are quoted exclusive of any and all taxes, duties, levies or similar charges assessed by any governmental authority, and all such taxes, duties, charges, levies or any similar charges and all liability with respect thereto shall be the sole liability and obligation of DCR, who shall pay the same, irrespective of whether included in any invoice sent to DCR by LCC. In the event DCR fails to pay any amount when due under this Agreement, in addition to all other remedies available at law or in equity, DCR agrees to pay LCC any and all attorney's fees and cost of collection.

     4. Warranties. LCC warrants that it will render the Services in a good and workmanlike manner in accordance with generally accepted practices and standards for the wireless communications industry. LCC's sole obligation under the forgoing warranty shall be to reperform any non-conforming work so long as written notice is provided to LCC within a reasonable time, but in no event later than twelve (12) months from the date on which the work was performed. THE FOREGOING WARRANTIES ARE IN LIEU OF, AND LCC EXPRESSLY DISCLAIMS, ALL OTHER WARRANTIES AND/OR CONDITIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY, IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, IMPLIED WARRANTY OF NON-INFRINGEMENT AND IMPLIED WARRANTY ARISING OUT OF THE COURSE OF DEALING, CUSTOM OR USAGE OF TRADE. UNDER NO CIRCUMSTANCES SHALL LCC BE RESPONSIBLE OR HAVE ANY LIABILITY FOR ANY DECISION MADE BY DCR OR ANY THIRD PARTY CONCERNING THE DESIGN, DEPLOYMENT, CONSTRUCTION OR OPTIMIZATION OF ANY SYSTEM. THE WARRANTIES SET FORTH ABOVE ARE THE ONLY

WARRANTIES MADE BY LCC AND WILL NOT BE ENLARGED OR DIMINISHED WITHOUT LCC's CONSENT IN WRITING.

     5. LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR LOSS OF PROFITS, BUSINESS, USE OR DATA OR SPECIAL, EXEMPLARY, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND OR FOR ANY REASON, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT, IN ANY EVENT, APPLY TO ANY FAILURE ON THE PART OF DCR TO COMPLY WITH ITS OBLIGATIONS UNDER THE MARCH AGREEMENT INCLUDING, WITHOUT LIMITATION, THE PAYMENT OF THE MINIMUM RF AMOUNT OR MINIMUM PM AMOUNT. THE ESSENTIAL PURPOSE OF THIS PROVISION IS TO LIMIT THE POTENTIAL LIABILITY OF EACH PARTY ARISING OUT OF THIS AGREEMENT. IN NO EVENT SHALL LCC's LIABILITY HEREUNDER EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO THE SERVICE FEES PAID BY DCR TO LCC DURING THE SIX MONTH PERIOD IMMEDIATELY PRECEDING THE MONTH IN WHICH THE CLAIM OR DISPUTE AROSE.

     6.  Term & Termination.

         (a) This Agreement shall commence on the date first set forth above and shall continue in full force and effect until completion of the Services and the payment in full of all amounts due and owing hereunder. The services engaged pursuant to this Agreement may be terminated: (i) by DCR or LCC, immediately upon written notice of termination, in whole or in part (termination in part shall apply only to the authorized work in the specific BTA in which the material breach occurs) in the event of a material breach of this Agreement by the other party, if such breach continues uncured for a period of thirty (30) days after written notice of such breach; (b) by DCR or LCC, immediately upon written notice of termination to the other party, in the event the other party shall (i) become insolvent; (ii) make an assignment for the benefit of creditors; (iii) file a voluntary bankruptcy petition; (iv) acquiesce to any involuntary bankruptcy petition: or (v) be adjudicated bankrupt. Any termination under this Section 7 shall not, in any manner, limit, reduce or impair the parties respective rights and/or obligations under the March Agreement including, without limitation, DCR's minimum purchase commitments thereunder.

         (b) Notwithstanding the foregoing, in the event that LCC materially fails to perform and services engaged hereunder, and fails to correct (or take diligent efforts to correct) such material failure within thirty (30) days after its receipt of written notice thereof from DCR, then DCR shall, notwithstanding: (i) the minimum percentage requirement under Section 1(a) of the March Agreement, or (ii) the exclusivity provisions of Sections 1(b) and 4 of the March Agreement, be entitled to procure alternative services to complete and/or perform the specific task(s) LCC failed to perform and cure.

     7. Insurance. LCC shall at all times while performing Services on DCR's premises carry insurance with limits not less than the limits described as follows:

         a. Comprehensive General Public Liability: $1,000,000 single limit bodily injury and property damage combined; such coverage shall include a broad form liability rider, completed operations coverage rider and contractual liability rider.

         b. An umbrella policy with $1,000,000 single limit bodily injury and property damage combined.

         c. Workmen's Compensation (Statutory limits in state or states in which this Agreement is to be performed), including employer's general liability limits up to $500,000.

     Seller shall provide DCR with certificates of insurance (i) evidencing the insurance to be carried under this Article, (ii) demonstrating that DCR is an additional insured, and (iii) including provisions that such insurance policy(ies) shall not be subject to cancellation, expiration or reduction without thirty (30) days notice to DCR. Notwithstanding the requirements as to insurance to be carried, the insolvency, bankruptcy or failure of any insurance company carrying insurance for LCC, or failure of any such insurance company to pay claims accruing, shall not be held to waive any of the provisions of this Agreement or relieve LCC from any obligations under this Agreement.

     8. Notices. Notice shall mean a writing containing the information required by this Agreement to be communicated to either party, sent by registered or certified mail, postage prepaid, or given by personal delivery, or sent by confirmed air courier or by telefax to such party at the last known address of such party, the date of registry thereof or the date of the certification or receipt therefor as evidenced by postal or air courier records or the date of telex electronic confirmation or the date of personal delivery (or refusal thereof during normal business hours) being deemed the date of receipt of notice; provided, however, that any communication sent to such party in accordance with the provisions of this Section 9 and actually received by such party shall constitute notice for all purposes of the Agreement.

     9. Record Retention. LCC shall keep full, true and accurate records of the information it uses to calculate the hours payable by DCR to LCC and of any other items to which LCC's costing or overhead rates are applied. LCC shall retain said records for a period of three (3) years following the completion of such work to which said records relate.

     10. Audit Rights. During the term of this Agreement but not more than once per year, LCC shall allow DCR to retain a "big six" independent accounting firm to audit such work records, upon reasonable advance written notice and during LCC's normal business hours, and to make copies thereof, subject to confidentiality agreements acceptable to LCC. The scope of the audit will be to verify the labor hours expended and details related to the items referenced above. DCR shall pay all costs related to the audit including, without limitation, LCC's internal and out-of-pocket costs, subject to the following provisions. Any discrepancy discovered during an audit which cannot be resolved by the Parties shall be treated as a dispute and submitted for resolution under the dispute resolution procedures set forth herein. In the event it is determined that LCC has overcharged DCR, LCC shall promptly pay back to DCR the amount of said overcharge. If the overcharged amount is finally determined to be material, i.e., more than ten percent (10%) of the correct amount, LCC shall pay the costs incurred by DCR for the audit. In the event it is determined that LCC has undercharged DCR, DCR shall promptly pay to LCC the undercharged amount.


     11. Force Majeure. The obligations hereunder of each party shall be suspended while and to the extent that such party is prevented from complying herewith in whole or in part by any event beyond the reasonable control of such party, which for purposes of this Agreement shall include, without limitation, acts of God, earthquakes, unavoidable accidents, laws, rules, regulations or orders of government authorities, acts of war (declared or not), hostilities, blockades, civil disturbances, embargoes, strikes or any other similar event or cause.


     12. Relationship. The relationship of the parties shall be as independent contractors, and neither party shall have the power, right or authority to act on behalf of or bind the other party without the other party's express prior written consent. Notwithstanding the foregoing, DCR hereby appoints LCC as its representative and agent for the express purpose of procuring those items of equipment, services and/or related items that DCR has agreed will be necessary or desirable in connection with LCC's performance of the Services.

     13. Binding Effect; Amendment. This Agreement, together with the March Agreement, constitutes the entire agreement between LCC and DCR regarding the subject matter hereof. Except for the March Agreement, all prior or contemporaneous agreements, proposals, understandings and communications between LCC and DCR regarding the subject matter hereof, whether oral or written, are superseded by and merged into this Agreement. This Agreement may be modified or amended only by a written instrument





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



executed by both LCC and DCR. In the event of any inconsistency between the terms of the March Agreement, this Agreement or any statement of work or purchase order issued under this Agreement, the terms and conditions of the March Agreement shall govern and control. In the event of any inconsistency between the terms of this Agreement or any statement of work issued under this Agreement, the terms and conditions of this Agreement shall govern and control except with respect to issues relating to the specific pricing, type, nature and delivery of the services to be performed. Any additional terms contained in a purchase order issued under this Agreement shall be of no force or effect, and LCC hereby expressly objects to and rejects such terms.

     14. Proprietary Rights. Notwithstanding anything herein to the contrary, all right, title and interest in and to any and all software, techniques, inventions, discoveries, algorithms, databases and other intellectual property used, developed or conceived by LCC in the performance of the Services shall be and remain the exclusive property of LCC; provided, however, that all tangible reports, designs and/or drawings that are delivered to DCR hereunder shall be the property of DCR.


     15. Severability. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall be enforceable to the maximum extent possible.


     16. Waiver. No waiver by either party of a breach of any term, provision or condition of this Agreement by the other party shall constitute a waiver of any succeeding breach of the same or any other provision hereof. No such waiver shall be valid unless executed in writing by the party making the waiver.


     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to principles of conflicts of law. The exclusive jurisdiction for any and all claims, suits or controversies under this Agreement shall be the federal or state courts in and for the Commonwealth of Virginia.


     18. Arbitration. The parties agree to make a good faith effort to resolve any dispute, claim or controversy arising out of or in connection with this Agreement amicably between the parties. In the event any such dispute, claim or controversy cannot be resolved amicably between the parties within thirty days after the claim arose, all such matters shall be resolved exclusively by arbitration in Washington, D.C. The arbitration shall be held in accordance with the rules of the American Arbitration Association (the "Rules") before three arbitrators, one of which shall be appointed by DCR, one of which shall be appointed by LCC, with the third appointed by the arbitrators appointed by LCC and DCR. DCR and LCC shall each make their respective appointments within ten business days after the request for arbitration is received by the non-filing party. If the arbitrators appointed by LCC and DCR are unable to agree upon the third arbitrator within ten days after having been requested to make such selection by either party, the third arbitrator shall be selected in accordance with the Rules. The arbitrators shall be knowledgeable in the telecommunications industry. The arbitrators shall issue a written report of their findings and an explanation of their decision, and their decision shall be final, binding and conclusive on the parties. Judgment on the award granted by the arbitrators may be entered into any court of competent jurisdiction.


     19. Survival. The respective rights and obligations of the parties under those Sections of this Agreement that, by their nature and context, can reasonably be said to have been intended to survive the termination hereof, shall survive the termination or expiration of this Agreement. The termination or expiration of this Agreement shall not affect or prejudice either party's accrued rights hereunder.



                                                 [END]





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